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                                                                    EXHIBIT 99.2



Contact: Jeffrey J. Hattara                          (NYSE-BMC)
         (612) 851-6030                              FOR IMMEDIATE RELEASE


              BMC INDUSTRIES, INC. ANNOUNCES THE ITC RULING ON ITS
                  ANTIDUMPING PETITION AGAINST CERTAIN APERTURE
                        MASKS FROM JAPAN AND SOUTH KOREA

April 23, 1999 - Minneapolis, Minnesota - BMC Industries, Inc. announced that the United States International Trade Commission ("ITC") ruled 4-2 against proceeding with BMC's antidumping duty petition filed against Japanese and South Korean aperture mask manufacturers. Although the Department of Commerce initially determined that BMC made sufficient allegations of below cost pricing to support its dumping claim, the ITC could not beyond a reasonable doubt connect the dumping to BMC's financial injury.

Jeffrey J. Hattara, BMC's Chief Financial Officer, stated, "We believe that certain internal and external market conditions that affected BMC's 1998 financial performance clouded the ITC panel's ability to connect the dumping activities to injury to our financial performance. As we resolve those internal issues and market factors change, however, we believe we would have the ability to more directly connect any below cost pricing to financial injury. We will continue to monitor competitor pricing and take further action, if necessary, to combat any dumping activities."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this press release which are not strictly historical, including statements regarding future performance, are forward-looking statements and as such are subject to a number of risks and uncertainties. Other risks and uncertainties are detailed in BMC's Form 10-K for the year ended December 31, 1998.

BMC Industries, Inc. is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. BMC is also a leading producer of polycarbonate, glass and plastic eyewear lenses. BMC's common stock is traded on the New York Stock Exchange under the symbol BMC.
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